Press Release                                  Source: SurfNet Media Group, Inc.

SurfNet Media Group Receives Patent, Begins Beta Tests
Wednesday September 10, 8:55 am ET

PHOENIX, Ariz.--(BUSINESS WIRE)--Sept. 10, 2003--SurfNet(R)Media Group, Inc.
(OTCBB:SFNM - News) today announced that its patent, US 6,594,691, entitled,
"Method and System for Adding Function to a Web Page," has been allowed by the
U.S. Patent and Trademark Office. The patent, which includes 28 claims and 11 drawing sheets, describes a process for adding functionality to Websites throughout the Internet through a pipeline that functions like an electronic umbilical cord tied to the user through an easily distributed software display module. The system, dubbed Metaphor(TM) by the Company, appears as a small container or window at the corner of the computer screen that follows the user as he or she surfs the Internet. This enables the user to use Metaphor(TM) like an intravenous (IV) feed, continuously obtaining additional functionality or content without leaving a site or going to a SurfNet Media Group Web page.
Because of its timesaving potential and rich media distribution capabilities, the Company believes Metaphor will become popular with Internet users. The
Company has completed in-house, alpha testing and begun beta testing.

"Metaphor could begin a new chapter in the history of the Internet, opening a new door for Internet users," said Andy Burgess, SurfNet Media Group Chief
Technology Officer and inventor of the technology. "The patent provides us with a great opportunity to enhance shareholder value that we will exploit to the best of our ability," said Jim Haught, President and Chief Executive Officer of the Company's operating unit, SurfNet New Media, Inc. and SurfNet Media Group
Chief Operating Officer. To hear an in-depth, September 9th interview with Mr.
Haught at CEOcast, go to http://www.ceocast.com/company.cfm?cid=15036.

About SurfNet Media Group

Based in Tempe, Arizona, SurfNet Media Group, Inc. (www.surfnetmedia.com) is a global provider of free, Internet-delivered digital audio services, including
VoiceAmerica(SM) talk radio (www.voiceamerica.com), BusinessAmerica(SM) Radio
(www.businessamericaradio.com) and BoomBox Radio(R)(www.boomboxradio.com).
Listeners access SurfNet Media Group radio stations through menus that appear when their browsers open to Web pages embedded with Metaphor(TM), SurfNet Media
Group patented technology. SurfNet Media Group's strategy is to accelerate growth and increase net return on stockholders' equity through targeted acquisitions, technology licensing and internal growth.

This release contains "forward-looking statements" within the meaning of Section
27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.
Words like "intends", "expects", "anticipates", "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Although the Company believes that the

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expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include the inability of the Company to obtain financing for technology development, business expansion or acquisitions; the reliability and availability of new technology in the related industries; financial, operational and other business problems associated with rapid business expansion or the acquisition of a number of businesses in a short period of time; and general and industry-specific economic conditions. The Company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

____________
Contact:
     SurfNet Media Group, Inc., Tempe
     James P. (Jim) Haught, 877-311-9474 x15
     jim.haught@surfnetmedia.com